Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Intellinetics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock	Other	1,366,846	4.37	5,973,117	0.0000927	$553.71

(1)	This Registration Statement registers for resale 1,366,846 shares of the Registrant’s common stock, par value $0.001 per share, by the selling stockholders identified in this prospectus, consisting of (a) 1,242,588 shares of common stock, issued to investors in a private placement of securities completed on April 1, 2022, and (b) up to 124,258 shares of our common stock, issuable upon the exercise of warrants issued to the placement agent. In accordance with Rule 416(a) of the Securities Act, there also are being registered hereunder an indeterminate number of shares that may be issuable with respect to the shares registered hereunder as the result of stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the common stock as reported on the OTCQB on May 10, 2022.